Exhibit X

             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY


IN RE MAXXAM INC./FEDERATED        :
DEVELOPMENT SHAREHOLDERS           :   Consolidated Civil
LITIGATION                         :   Action No. 12111
                                   :
-----------------------------------:
                                   :
NL INDUSTRIES, INC. and HAROLD     :
C. SIMMONS, in his capacity as     :
Trustee of the Combined Master     :
Retirement Trust,                  :
                                   :
               Plaintiffs,         :
                                   :
          v.                       :   Civil Action
                                   :   No. 12353
MAXXAM, INC., MCO PROPERTIES,      :
INC., FEDERATED DEVELOPMENT CO.,   :
CHARLES E. HURWITZ, BARRY          :
MUNITZ, JOHN M. SEIDL, WILLIAM     :
C. LEONE, and STANLEY D. ROSENBERG,:
                                   :
               Defendants.         :
                                   :


                         STIPULATION OF SETTLEMENT


          The parties to the above-captioned actions, by and through their respective attorneys, have entered into the following Stipulation of Settlement (the "Stipulation") subject to the approval of the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"):
          WHEREAS,

          A. On May 28, 1991, a shareholder derivative and double derivative action captioned Progressive United Corp. v. MAXXAM, Inc., et al., C.A. No. 12111 ("Progressive Action") was filed with the Court on behalf of MAXXAM Inc. ("MAXXAM" or the "Company") and its wholly-owned subsidiary MCO Properties Inc. ("MCOP"), naming as defendants present and former directors of the Company ("individual defendants") and Federated Development Company (together with its subsidiaries, "Federated"), the Company's majority voting shareholder. On November 13, 1991, a second shareholder derivative action captioned NL Indus., et al. v. MAXXAM, Inc., et al., C.A. No. 12353 ("NL Action"), was filed with the Court against the same defendants named in the Progressive Action by NL Industries, Inc. ("NL") and Harold C. Simmons, in his capacity as Trustee of the Combined Master Retirement Trust ("Simmons"), who, together, owned 14% of MAXXAM's stock and were the largest non-management shareholders of MAXXAM (collectively the "NL Plaintiffs"). Subsequently, commencing on December 2, 1991, several other shareholder derivative suits captioned Kahn v. Federal Development Company, et al, C.A. No. 12373, Glinert v. Hurwitz, et al., C.A. No. 12383, Friscia v. MAXXAM, Inc., et al., C.A. No. 12390, Kassoway v. MAXXAM, Inc., et al., C.A. No. 12404 (collectively the

"Additional Actions") and Thistlethwaite v. MAXXAM, Inc., et al., C.A. No. 12377 ("Thistlethwaite Action"), were filed with the Court against the same defendants named in the Progressive Action and the NL Action. By an Order of Consolidation and Coordination dated February 3, 1992, the Court: (1) consolidated the Progressive Action with the Additional Actions under the single caption In Re MAXXAM Inc./Federated Development Shareholders Litigation, Consolidated C.A. No. 12111 (the "Consolidated Action") (plaintiffs in the Consolidated Action are hereinafter collectively referred to as "Consolidated Plaintiffs"); (2) ordered the Consolidated Plaintiffs to file a consolidated complaint superseding the complaints in the Progressive Action and the Additional Actions; and (3) ordered the Consolidated Action coordinated with the NL Action. (the Consolidated Action and the NL Action are hereinafter referred to as the "Coordinated
Actions," and the plaintiffs therein, the "Coordinated Plaintiffs")   On
February 10, 1992, the Court entered an Order staying the Thistlethwaite Action, a case substantially identical to the NL Action.

          B. The Consolidated Plaintiffs filed a Consolidated Amended Shareholder Derivative Complaint with the Court on February 28, 1992 (the "First Complaint"). The First Complaint alleged that Federated breached its fiduciary duties to the Company by mismanaging the development of a real estate development project located at Cathedral City, California and Rancho Mirage, California (the "Mirada") and also alleged that the individual defendants breached their fiduciary duties of care and loyalty to the Company by approving an exchange of property and securities in July 1991 between Federated, the Company and MCOP (the "Exchange"). Pursuant to the Exchange, Federated transferred real estate assets and development rights in the Mirada to MCOP for $1.4 million in cash, 394.318 shares of MCOP 7% Cumulative Exchangeable Preferred Stock (having a liquidation value of $3,943,180), and the assumption of $36.3 million in liabilities, of which $34.3 million consisted of the balance due to the Company from Federated on non-recourse loans made by the Company in 1987 secured by property at the Mirada (the "1987 Loans"). The First Complaint alleged that the Exchange was unfair to the Company and MCOP, constituted waste and served to benefit only Federated and Charles E. Hurwitz ("Hurwitz"), Federated's principal shareholder. The First Complaint also claimed that a special committee of the Company formed to evaluate the Exchange, which included individual defendants John B. Connally ("Connally"), John M. Seidl ("Seidl"), William C. Leone ("Leone"), Stanley D. Rosenberg ("Rosenberg") and C.V. Wood, Jr. ("Wood"), breached their fiduciary duties of care and loyalty by approving the Exchange. The First Complaint demanded: (1) rescission of the Exchange; (2) an accounting from Federated and the individual defendants;
(3) attorneys' fees and experts' fees; and (4) any other relief the Court deemed appropriate.

          C. The NL Action and the Thistlethwaite Action asserted claims substantially similar to those alleged in the First Complaint, and sought similar relief.

          D. On March 19, 1992, all defendants named in the First Complaint, except for Federated, filed answers (the "Answers") to the First Complaint and the NL Action denying the substantive allegations of the First Complaint and the NL Action. On April 8, 1992, defendant Federated filed a Motion to Dismiss the NL Action on the grounds of lack of personal jurisdiction, and insufficiency of process and service of process. On October 21, 1992, the Court entered an order dismissing Federated from the NL Action, ruling that it was not subject to personal jurisdiction in Delaware. On November 19, 1992, the Court entered an order dismissing defendant Wood from the Consolidated Action and the NL Action due to his death during the pendency of the proceedings. Connally's death during the pendency of both proceedings was suggested on the record in the Consolidated Action and in the NL Action on February 10,

1994, effectively removing him as a party in the cases, no timely substitution of his estate having been made.

          E. On January 22, 1993, the Consolidated Plaintiffs filed a motion for leave to file a Consolidated Second Amended Derivative Complaint (the "Second Complaint"). The Second Complaint realleged the same basic claims against the individual defendants regarding the Exchange pleaded in the First Complaint and dropped Federated from the case. The Second Complaint added new claims against the individual defendants, except for Connally and Seidl, arising out of the 1987 Loans (the "1987 Loan Claims"). The Second Complaint charged that the 1987 Loans were unduly favorable to Federated, detrimental to MCOP, and not the result of arm's-length bargaining. The Second Complaint also charged the individual defendants with fraudulent self-dealing in connection with the 1987 Loans, alleging that the proceeds from the 1987 Loans were diverted for Hurwitz's personal use and that material information concerning the 1987 Loans was allegedly concealed from the Company's shareholders. The Second Complaint requested:
(1) an accounting from the individual defendants; (2) rescission of the Exchange; (3) an award of costs, expenses and legal fees; and (4) any further and additional relief the Court deemed appropriate.

          F. Defendants opposed Plaintiffs' motion to file their Second Complaint on grounds that the claims relating to the 1987 Loans were time-barred. On April 13, 1993, the Court issued a letter opinion denying the Consolidated Plaintiffs' motion to amend. However, the Court granted the Consolidated Plaintiffs an opportunity to file a third amended complaint, within thirty days of the Court's Order, to raise any additional facts that, if true, would be sufficient to toll the statute of limitations on their claims relating to the 1987 Loans.

          G. Pursuant to that directive, the Consolidated Plaintiffs filed a Consolidated Third Amended Stockholders' Derivative Complaint (the "Third Complaint") on April 22, 1993. The Third Complaint alleged that the applicable statute of limitations had been tolled, because of defendants' failure to disclose material facts concerning: (1) uses made of the 1987 Loan proceeds; (2) the ability of Federated to pay interest; and (3) problems confronting the development of the Mirada. The Third Complaint demanded: (1) an accounting from defendants; (2) rescission of the 1987 Loans; (3) rescission of the Exchange; (4) an award of the Consolidated Plaintiffs' costs and expenses, including legal fees; and (5) any additional relief the Court deemed appropriate. On May 6, 1993, defendants filed motions to dismiss the allegations in the Third Complaint regarding the 1987 Loans on the grounds that they failed to state a claim upon which relief could be granted and on the grounds that such claims were time-barred.

          H. On January 20, 1994, the NL Plaintiffs filed a suit in the District Court of Dallas County, Texas, captioned NL Indus., Inc., et al.
v. Federated Development Company, et al. (the "NL Texas Action"), naming Federated as a defendant and the Company as a nominal defendant. The NL Texas Action, which was brought both as an individual and derivative action, was based on the same occurrences and transactions as those in the Coordinated Actions. The NL Texas Action sought (1) over $40 million in damages; (2) exemplary damages; (3) pre-judgment interest on any damage award; (4) an award from the Company of expenses, including reasonable attorneys' fees incurred in connection with the suit; and (5) any other costs and other relief which the Court deemed appropriate.

          I. On July 6, 1994, while defendants' motion to dismiss the Third Complaint was pending, the Consolidated Plaintiffs executed a Stipulation of Settlement with defendants, to settle and dismiss all claims asserted in the above mentioned actions, or that could have been asserted therein (the "Proposed Settlement"). On July 7, 1994, pursuant to a Stipulation and Order of the Court, the

Consolidated Plaintiffs served and filed a Consolidated Fourth Amended Stockholders' Derivative Complaint (the "Fourth Complaint"), renaming Federated as a defendant in the Consolidated Action and reasserting claims against Federated. In connection therewith, Federated appeared in the Consolidated Action, submitted to the jurisdiction of the Court for all purposes, and was reinstated as a party defendant pursuant to the Court's order.

          J. The NL Plaintiffs objected to the Proposed Settlement. In an Opinion and Order dated February 10, 1995 (the "February 1995 Opinion"), the Court rejected the Proposed Settlement as inadequate. The Court stated that it could not conclude, based upon the record before it, that the 1987 Loan Claims would, more likely than not, be time barred and that defendants had failed to demonstrate that, more likely than not, they could establish the entire fairness of the challenged transactions. Based upon these findings, the Court held that the settlement consideration was inadequate.

          K. On March 10, 1995, the Court consolidated the Coordinated Actions for all purposes, including trial.

          L. Thereafter, defendants renewed their motion to dismiss the 1987 Loan Claims, now asserted in the Fourth Complaint, and defendant Federated joined in that motion. This motion was denied by the Court in an Opinion and Order, dated June 21, 1995 (the "June 1995 Opinion"). In that Opinion, the Court held the Fourth Complaint alleged facts, that if true, would toll the applicable statute of limitations with respect to the 1987 Loan Claims.

          M. Throughout the remainder of 1995 and early 1996, the attorneys for the NL Plaintiffs and the attorneys for the plaintiff in the Progressive Action engaged in extensive discovery in preparation of the action for trial ("Trial Counsel"). The parties selected expert witnesses who were then examined.

          N. On December 6, 1995, defendants moved in limine for an order precluding rescission as a remedy. This motion was granted by the Court in a Pre-Trial Order, dated December 22, 1995 (the "Pre-Trial Order").

          O. Beginning on January 29, 1996, and continuing through February 8, 1996, Trial Counsel tried this action before the Court for nine days. Trial Counsel took additional testimony from one witness by videotape on March 1, 1996.

          P. During the course of the trial, on February 1, 1996, defendants moved, pursuant to Chancery Rule 41(b), for dismissal of the 1987 Loan Claims based on the fact that the only plaintiff who was alleged to be an owner of MAXXAM stock at the time of the 1987

Loans, Joseph Kassoway, actually owned shares of a different company, MAXXAM Group, Inc., rather than shares of MAXXAM and that, as a result, no Consolidated Plaintiff was a shareholder of MAXXAM at the time of the 1987 Loans with standing to challenge such transactions.

          Q. On February 2, 1996, Harry Lewis ("Lewis"), a shareholder of MAXXAM at all relevant times, moved to intervene as a party plaintiff in the Action. Defendants opposed his motion on the grounds that: (1) intervention was improper in an action where the original plaintiff lacked standing to sue; (2) Lewis's claims were barred by the applicable statute of limitations which, defendants asserted, was not tolled during the pendency of the Action, and (3) Lewis was an inadequate representative plaintiff. Additional interrogatories, deposition testimony, and documentary discovery were taken with respect to this issue.

          R. In an Opinion and Order, dated September 10, 1996, the Court denied defendants' motion to dismiss and granted Lewis's motion to intervene. The Court held that intervention was proper, that Lewis's claims were not time-barred, and that Lewis was an adequate derivative plaintiff.

          S. On April 4, 1997, in a Memorandum Opinion, the Court issued its decision, after trial, on the merits (the "Post-Trial

Opinion"). In its Post-Trial opinion, the Court considered, and rejected, defendants' threshold defense that the 1987 Loan Claims were barred by the statute of limitations, except as to defendant Rosenberg, who, the Court found, was disinterested and independent, and who engaged in no fraudulent concealment. The Court dismissed the 1987 Loan Claims as to defendant Rosenberg. The Court then determined that defendants had the burden of proving that the 1987 Loans were entirely fair to MAXXAM, and that they had failed to meet that burden. Further, the Court found that defendants had the burden of proving that the Exchange was entirely fair to MAXXAM, and that they had also failed to meet their burden with respect to that transaction. The Court, however, declined to make any determination with respect to remedy. Instead, the Court determined to bifurcate the proceedings for two reasons. First, the court determined that its Pre-Trial Order may have improvidently precluded rescission. Second, the Court determined that it might be more efficient to obtain an appellate review of the various pretrial procedural and substantive determinations before resolving the damages issue.

          T. On April 11, 1997, defendant Leone moved to reargue the Court's ruling that the statute of limitations was tolled as to him with respect to the 1987 Loan claims. The Court granted

Leone's motion and, in a Memorandum Opinion dated July 2, 1997, dismissed such claims against Leone as time-barred.

          U. On August 20, 1997, the Court, by letter, determined to adhere to its original decision to preclude rescission as a potential remedy. Further, the Court decided to enter an order permitting the defendants to seek an interlocutory appeal of the rulings affecting liability. At the same time, the Court entered an Order stating: (1) that defendants Hurwitz, Munitz, and Federated had breached their fiduciary duties in connection with the 1987 Loans and the exchange, entitling MAXXAM and MCO to a remedy to be determined, and (2) that defendants Seidl, Leone, and Rosenberg had failed to satisfy their burden to demonstrate that the Exchange was entirely fair, but reserving a determination of the legal consequences of that failure for further proceedings. Pursuant to a stipulation of the parties approved by the Court, that Order was vacated on September 5, 1997, which had the effect of terminating proceedings which had been initiated by defendants to seek an interlocutory appeal.

          V. On October 14, 1997, the parties in the NL Texas Action entered an Agreed Order of Dismissal Without Prejudice dismissing the NL Texas Action pursuant to the terms of an agreement among the parties to that action tolling the statute of limitations under certain circumstances.

          W. Trial Counsel believe that the claims asserted in the Coordinated Actions have merit; however, they also believe that the settlement provided for herein (the "Settlement") will provide substantial benefits of no less than $20 million to the Company and, when weighed against the attendant risks of continuing the litigation, represents a fair resolution of the claims. Trial Counsel have considered the risks on appeal and the difficulties in calculating damages noted by the Court in its Post-Trial Opinion. In light of these considerations, Trial Counsel have engaged in arm's-length negotiations with counsel for defendants in an attempt to achieve the certainty of a positive outcome in the Coordinated Actions, and have determined that it is in the best interests of MAXXAM and MCOP to settle the Coordinated Actions on the terms set forth herein.

          X. The parties to the Coordinated Actions agree that they have compromised and settled their differences upon the terms set forth herein to avoid the expense and inconvenience of further prosecution and defense of the claims asserted. The parties acknowledge that the Court's rulings, orders, and opinions in the Coordinated Actions, including the Post-Trial opinion, are interlocutory, not final and are subject to reversal on appeal. By settling and dismissing the Coordinated Actions, the parties do not intend that the Court's rulings, orders, and opinions in the Coordinated Actions shall be considered final and acknowledge their intention that these rulings, orders and opinions remain interlocutory.

          NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, subject to the approval of the Court, pursuant to Chancery Court Rule 23.1, that any and all claims, rights, causes of action, suits, matters and issues, liquidated or non-liquidated, contingent or absolute, state or federal, that have been, could have been, or in the future could be asserted by MCOP, MAXXAM, or derivatively by MAXXAM's stockholders, or by the plaintiffs, whether individually, derivatively in the right and on behalf of MAXXAM or MCOP or as representatives of all shareholders of MAXXAM in their capacity as such, and each of them, and their present or former directors, officers, agents, employees, attorneys, accountants, representatives, advisers, appraisers, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, stockholders, heirs, executors, administrators, successors and assigns (the "Releasing Persons"), against the defendants, or any of their respective present or former directors, officers, agents, employees, attorneys, accountants, representatives, advisers, appraisers, investment bankers, commercial bankers, trustees, parents, affiliates, subsidiaries, general or limited partners, stockholders, heirs, executors, administrators, successors and assigns, or anyone else (the "Released Persons") in connection with, or that arise out of or relate to, the subject matter of the Coordinated Actions, or any of the acts, facts, transactions, occurrences, representations or omissions alleged in any pleading or proposed pleading filed by any party in the Coordinated Actions, the NL Texas Action or the Thistlethwaite Action (collectively, the "Settled Claims"), except for any claims to enforce the terms or conditions of the Stipulation, shall be fully, finally, and forever compromised, settled, discharged, dismissed with prejudice and released pursuant to the terms and conditions set forth herein.

                               THE SETTLEMENT

          1. In consideration for the full settlement, satisfaction, compromise and release of the Settled Claims, the parties to the Coordinated Actions have agreed to settle the litigation by modifying the terms of the Exchange as follows:

               a. The payment by, or on behalf of the individual defendants to MCOP of the sum of $7.5 million;

               b. The transfer by Federated to MCOP of good title, free and clear of all mortgages and liens of a 23.7 acre Commercial Development Site, located on Highway 111, Rancho Mirage, California, together with the assignment of an offer to purchase such property, subject to certain financing terms, for $8.5 million;

               c. The transfer by Federated to MCOP of 394.318 shares of MCOP 7% Cumulative Exchangeable Preferred Stock (having a liquidation value of $3,943,180), but excluding the right of Federated appurtenant thereto to acquire 71,174.93 shares of MAXXAM common stock at an exercise price of $55.40125 per share, which right shall be retained by Federated to be evidenced by an appropriate form of warrant or other instrument; and,

               d. The payment by Federated to MCOP of $1,056,820 in cash or, at the direction of Federated, the cancellation of options to purchase MAXXAM common stock held by Federated or Hurwitz having a value of $1,056,820, determined using the Black-Scholes Option Price Model, as described in Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation," such value to be determined as of the close of business ten business days preceding the date of transfer, or any combination of the foregoing.

                    SUBMISSION AND APPLICATION TO COURT

          2. As soon as practicable after the execution of the Stipulation, the parties hereto shall jointly apply to the Court for an order in the form attached hereto as Exhibit A (the "Scheduling Order"), which shall include provisions that:

               a. a settlement hearing (the "Settlement Hearing") be held to determine whether the Court should (i) approve the Settlement pursuant to Chancery Court Rule 23.1 as fair, reasonable, and adequate and in the best interests of MAXXAM's stockholders, (ii) enter an Order and Final Judgment dismissing the Coordinated Actions with prejudice, each party to bear its own costs (except as provided herein) and extinguish, release and enjoin prosecution of any and all Settled Claims, and (iii) hear such other matters as the Court may deem necessary and appropriate; and

               b. provide that a copy of the Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, Right to Appear and Proposed Dismissal of Plaintiffs NL Industries, Inc. and Harold C. Simmons (the "Notice"), substantially in the form attached hereto as Exhibit B, shall be sent to all shareholders of record of MAXXAM as of the date of the Scheduling Order, and further provide that the distribution of the Notice substantially in the manner set forth in the Scheduling Order herein constitutes the best notice practicable under the circumstances, meets the requirements of applicable law and due process, is due and sufficient notice of all matters relating to the Settlement and fully satisfies the requirements of due process and of Rule 23.1 of the Chancery Court Rules.

                                  NOTICES

          3. All costs incurred in identifying and notifying MAXXAM's stockholders of the Settlement, including the printing and copying of the Notice, as set forth in the Scheduling Order (attached hereto as Exhibit A) will be paid by MAXXAM or MCOP.

                          FINAL ORDER AND JUDGMENT

          4. If the Settlement (including any modification thereto made with the consent of the parties as provided for herein) is approved by the Court, the parties shall promptly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C, which among other things:

               a. approves the Settlement, adjudges the terms thereof to be fair, reasonable, adequate and in the best interests of MCOP, MAXXAM and MAXXAM's stockholders, and directs consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

               b. determines that the requirements of Rule 23.1 of the Chancery Court Rules and due process have been satisfied in connection with Notice to MAXXAM's stockholders and that the Coordinated Plaintiffs served as adequate representatives of MAXXAM in the Coordinated Actions;

               c. dismisses the Coordinated Actions with prejudice as to all Released Persons, extinguishing, discharging and releasing any and all Settled Claims as against each plaintiff and all stockholders, without costs except as herein provided, said dismissal subject only to compliance by the parties and the stockholders with the terms of this Stipulation and any Order of the Court concerning this Stipulation, and permanently enjoining the Coordinated Plaintiffs and any stockholder from asserting, commencing, prosecuting or continuing either directly, individually, representatively, derivatively or in any other capacity any of the Settled Claims; and

               d. awards attorneys' fees and expenses to Trial Counsel as provided in paragraph 7 herein.

                           FINALITY OF SETTLEMENT

          5. The approval of the Settlement shall be considered final ("Final" or "Finally Approved") for purposes of this Stipulation: (i) upon entry of the Order and Final Judgment approving the Settlement; and (ii) upon the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed.

                   RIGHT TO WITHDRAW FROM THE SETTLEMENT

          6.   a.   Each of the parties shall have the option to withdraw
from and terminate the Settlement in the event that (i) either the Scheduling Order or the Order and Final Judgment referred to above are not entered substantially in the forms specified herein, including such modifications thereto as may be ordered by the Court with the consent of the parties, or (ii) the Settlement is not approved by the Court or is disapproved or materially modified upon appeal.

               b. In the event the Settlement proposed herein is not approved by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise, and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then the Settlement proposed herein shall be of no further force and effect, and this Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation.

                              ATTORNEYS' FEES

          7. At the hearing, Trial Counsel will apply for an award of attorneys' fees in an amount to be determined by the Court, but not to exceed $5 million, plus reimbursement of out-of-pocket expenses actually incurred not to exceed $525,000. MAXXAM and MCOP have agreed not to oppose an award of fees, and appropriate and documented expenses, sought by Trial Counsel within the aforesaid limits.

          8. Subject to the terms and conditions of this Stipulation, payment of the Court's award of attorneys' fees and expenses will be made fifteen (15) business days after the Settlement and such awards have been Finally Approved as defined in paragraph 5 of this Stipulation.

                                 AUTHORITY

          9. Each of the attorneys executing the Stipulation on behalf of one or more of the parties hereto warrants and represents that he or she has been duly authorized and empowered to execute this Stipulation on behalf of his or her respective client or clients.

                        STIPULATION NOT AN ADMISSION

          10. The provisions contained in the Stipulation and all negotiations, statements and proceedings in connection therewith shall not be deemed a presumption, a concession or an admission by any defendant of any fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Coordinated Actions or any other actions or proceedings and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

                                COUNTERPARTS

          11. This Stipulation may be executed in any number of actual or telecopied counterparts and by each of the different parties thereto on several counterparts, each of which when so executed and delivered shall be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached to one such original and shall constitute one and the same instrument.

                                   WAIVER

          12. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.

                        ENTIRE AGREEMENT; AMENDMENTS

          13. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be amended, or any of its provisions waived, except by a writing executed by all of the parties hereto.

          14. This Stipulation, upon becoming operative, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators and upon any corporation, partnership or entity into or with which any party may merge or consolidate.

          15. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

                               GOVERNING LAW

          16. This Stipulation shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

                                BEST EFFORTS

          17. The parties hereto and their attorneys agree to cooperate fully with one another in seeking the Court's approval of this Stipulation and the Settlement and to use their best efforts to effect the confirmation of this Stipulation and the Settlement.


                         MORRIS, JAMES, HITCHENS & WILLIAMS



                         By:  /s/ Henry N. Herndon, Jr.
                              Henry N. Herndon, Jr.
                              222 Delaware Avenue
                              P.O. Box 2306
                              Wilmington, DE 19899
                              (302) 888-6800
                              Attorneys for the NL Plaintiffs



                         ROSENTHAL, MONHAIT, GROSS
                           & GODDESS, P.A.

                         By:  /s/ Joseph A. Rosenthal
                              Joseph A. Rosenthal
                              Suite 1401, Mellon Bank Center
                              P.O. Box 1070
                              Wilmington, DE  19899
                              (302) 656-4433
                              Attorneys for the
                              Consolidated Plaintiffs

                         ASHBY & GEDDES



                         By:  /s/ Lawrence C. Ashby
                              Lawrence C. Ashby
                              One Rodney Square
                              P.O. Box 1150
                              Wilmington, Delaware 19899
                              (302) 654-1888
                              Attorneys for Defendants William C.
                              Leone, Stanley D. Rosenberg, and
                              John M. Seidl



                         MORRIS, NICHOLS, ARSHT & TUNNELL



                         By:  /s/ A. Gilchrist Sparks, III
                              A. Gilchrist Sparks, III
                              R. Judson Scaggs, Jr.
                              1201 N. Market Street
                              P.O. Box 1347
                              Wilmington, Delaware 19899
                              (302) 658-9200
                              Attorneys for Defendants Charles E.
                              Hurwitz, Barry Munitz, and
                              Federated Development Company



                         YOUNG, CONAWAY, STARGATT & TAYLOR

                         By:  /s/ David C. McBride
                              David C. McBride
                              Rodney Square North
                              P.O. Box 391
                              Wilmington, DE 19899
                              (302) 571-6639
                              Attorneys for Nominal Defendants
                              MAXXAM, Inc. and MCO Properties,
                              Inc.


DATED:  October 24, 1997